UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 23, 2017

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 31, 2016, John McLaughlin resigned from the board of directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”), resulting in the Company no longer complying with NASDAQ Listing Rule 5605(b)(1), which requires that the majority of the Board be composed of independent directors, and NASDAQ Listing Rule 5605(c)(2)(A), which requires that the audit committee of the Board be comprised of at least three directors who meet certain independence and other requirements. NASDAQ provided the Company with a cure period to regain compliance with these listing rules through the earlier of (A) the Company’s next annual meeting of stockholders or (B) August 31, 2017 (the “Original Cure Period”).

In addition, as previously disclosed, on February 1, 2017, Mark Blumenkranz, M.D. resigned from the Board, resulting in the Company being in further non-compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A). As a result, on February 8, 2017, the Company received a letter from NASDAQ stating that the Company had until March 27, 2017 to submit to NASDAQ a plan to regain compliance with these listing rules.

On March 14, 2017, as previously disclosed, Patrick Machado, whom the Company has determined satisfies the independence standards of the applicable NASDAQ listing rules, joined the Board and became chairman of the audit committee.

On March 23, 2017, the Company received a letter from NASDAQ noting that, as a result of the appointment of Mr. Machado to the Board and audit committee, the Company was no longer required to submit a plan of compliance to NASDAQ. Instead, the Company has until the end of the Original Cure Period to appoint an additional independent director to regain compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A). The Company intends to take all necessary steps to regain compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2017	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Leone Patterson
Leone Patterson, Chief Financial Officer